Calculation of Filing Fee Tables
S-8
Stride, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	740,000	$ 64.72	$ 47,892,800.00	0.0001381	$ 6,614.00
2	Equity	Common Stock, $0.0001 par value per share	Other	4,000,000	$ 55.01	$ 220,040,000.00	0.0001381	$ 30,387.52
Total Offering Amounts:						$ 267,932,800.00		$ 37,001.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 37,001.52
Offering Note
[1]	(a) This Registration Statement registers 740,000 shares of common stock, $0.0001 par value per share ("Common Stock"), of Stride, Inc. (the "Registrant") that may be issued to participants pursuant to the amended and restated Stride, Inc. 2016 Equity Incentive Award Plan (the "Plan") and (ii) 4,000,000 shares of Common Stock that may be issued to participants pursuant to the Stride, Inc. 2025 Employee Stock Purchase Plan (the "ESPP"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan and ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares of common stock. (b) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of Common Stock as reported on the New York Stock Exchange on January 2, 2026. For the 4,000,000 shares of Common Stock that may be issued to participants pursuant to the ESPP, the Proposed Maximum Offering Price Per Share also reflects a 15% discount to the average of the high and the low price of Common Stock as reported on the New York Stock Exchange on January 2, 2026, as the ESPP provides that the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the fair market value of a share on the first day of the offering period or on the purchase date, whichever is lower.

[2]	See Offering Note 1(a) and 1(b).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A